Harman International
PRESS RELEASE

January 25, 2007	FOR IMMEDIATE RELEASE
Contact: Robert C. Ryan
Vice President - Treasurer
Harman International Industries, Incorporated
202-393-1101

HARMAN INTERNATIONAL
REPORTS RECORD SECOND QUARTER RESULTS

Washington, D.C. - January 25, 2007 - Harman International Industries, Incorporated (NYSE: HAR) today announced record results for the three and six months ended December 31, 2006. Net sales for the second quarter were $931.7 million, an increase of 12 percent above the same quarter last year. Net income also increased 12 percent to $81.4 million for the quarter. Earnings per diluted share were $1.22 compared to $1.07 during the same period last year, an increase of 14 percent.

For the six months ended December 31, 2006, net sales increased 11 percent to $1.757 billion compared to the same prior year period. Net income for the six month period increased 9 percent to $138.0 million. Earnings per diluted share were $2.07 compared to $1.86 last year, an increase of 11 percent.

Automotive sales for the second quarter were $632.3 million, an increase of 15 percent compared to the same period last year. Consumer sales increased 5 percent to $163.0 million and Professional sales were $136.4 million, also an increase of 5 percent above the same quarter a year ago.

Dr. Sidney Harman, Executive Chairman and Chief Executive Officer, commented:

“Our second quarter and first half of fiscal 2007 produced record results. Automotive achieved excellent results while making considerable investments in new technologies and newly awarded business. Consumer sales were above last year’s record quarter but operating profits were burdened by increased competition. Professional continues to deliver solid results while introducing new products that incorporate our HiQnet networking protocol. We continue to expect record results with diluted earnings per share at $4.35 for the year.”

January 27, 2007

At 4:30 p.m. EST today, Harman International will host an analyst and investor conference call to discuss the results for the three and six months ended December 31, 2006 and to offer management’s outlook for future periods. To participate in the conference call, please dial (888) 428-4480 or for international calls dial (612) 234-9960 prior to 4:30 p.m. EST. Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EST. The replay will be available through February 1, 2007. Please call (800) 475-6701 to access the replay. For international calls please call (320) 365-3844. The access code number is 859917.

AT&T will also be web-casting the presentation. The web-cast can be accessed at http://65.197.1.5/att/confcast, enter the Conference ID: 859917, then enter the pass code: Harman and click Go. There will also be a link to the web-cast at www.harman.com. Participation through the web-cast will be in listen-only mode.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high-fidelity audio products and electronic systems for the automotive, consumer and professional markets. The Company’s stock is traded on the New York Stock Exchange under the symbol: HAR.

Note: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence, a rise in interest rates affecting consumer spending, automobile industry sales and production rates, the loss of one or more significant customers, including our automotive customers, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, customer acceptance of our consumer and professional products, fluctuations in currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and those of our customers or common carriers, general economic conditions and other risks detailed in filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$931,717	823,645	1,757,260	1,587,293
Cost of sales	612,079	526,876	1,150,333	1,015,229

Gross profit	319,638	305,769	606,927	572,064

Selling, general and administrative expenses	203,918	189,909	404,289	378,011

Operating income	115,720	115,860	202,638	194,053

Other expenses:
Interest expense, net	498	4,558	637	8,397
Miscellaneous, net	484	1,156	1,345	1,770

Income before income taxes and minority interest	114,738	110,146	200,656	183,886

Income tax expense	33,839	37,968	63,474	57,741
Minority interest	(490)	(357)	(815)	(357)

Net income	$81,389	72,535	137,997	126,502

Basic earnings per share	$1.25	1.10	2.11	1.92
Diluted earnings per share	$1.22	1.07	2.07	1.86

Shares outstanding - Basic	65,285	65,771	65,401	65,944
Shares outstanding - Diluted	66,525	67,948	66,592	68,185

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	December 31,	December 31,
	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$171,108	394,499
Accounts receivable	480,408	418,579
Inventories	454,682	321,331
Other current assets	172,915	158,168

Total current assets	1,279,113	1,292,577

Property, plant and equipment	511,618	473,356
Goodwill	396,219	350,707
Other assets	196,063	164,805

Total assets	$2,383,013	2,281,445

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$3,977	1,735
Current portion of long-term debt	17,012	3,001
Accounts payable	293,677	218,247
Accrued liabilities	540,585	523,802

Total current liabilities	855,251	746,785

Borrowings under revolving credit facility	118,495	75,000
Long-term debt	2,882	322,893
Other non-current liabilities	81,237	69,052

Total shareholders’ equity	1,325,148	1,067,715

Total liabilities and shareholders’ equity	$2,383,013	2,281,445